Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for First Fiscal Quarter Ended June 30, 2019 and Announces Total Dividends of $0.50 Per Share for the Quarter Ended September 30, 2019
CSWC Reports Pre-Tax Net Investment Income of $0.44 Per Share
Dallas, Texas – August 5, 2019 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the first fiscal quarter ended June 30, 2019.
First Quarter Fiscal Year 2020 Financial Highlights

•	Total Investment Portfolio: $533.5 million

◦	Credit Portfolio of $381.7 million:

▪	87% 1st Lien Senior Secured Debt

▪	$34.7 million in new committed credit investments

▪	One 1st Lien Senior Secured Debt investment currently on non-accrual with a fair value of $7.9 million, representing 1.5% of the total investment portfolio

▪	Weighted Average Yield on Debt Investments: 11.7%

◦	Equity Portfolio of $87.0 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")

◦	CSWC Investment in I-45 SLF of $64.8 million

▪	I-45 SLF portfolio of $234.7 million

▪	Portfolio consists of 50 issuers: 95% 1st Lien Debt and 5% 2nd Lien Debt

▪	I-45 SLF paid a $2.9 million quarterly dividend to CSWC, an annualized yield of 17.7%

•	Pre-Tax Net Investment Income: $7.7 million, or $0.44 per weighted average diluted share

•	Dividends: Paid $0.39 per share in Regular Dividend, plus $0.10 per share Supplemental Dividend for the quarter ended June 30, 2019

◦	Total Dividends for the quarter ended June 30, 2019 of $0.49 per share

•	Net Realized and Unrealized Portfolio Depreciation: $0.6 million, or $0.04 per weighted average diluted share

•	Balance Sheet:

◦	Cash and Cash Equivalents: $12.0 million

◦	Total Net Assets: $328.8 million

◦	Net Asset Value (“NAV”) per Share: $18.58

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “We are pleased to announce another quarter of solid growth in our investment portfolio and earnings. As we look ahead, we continue to be excited about the opportunities in the Lower Middle Market while our deal pipeline remains strong. We continue to employ our conservative, late-cycle credit underwriting principals in a market where competition remains intense and the economy, while being late in the credit cycle, appears to be showing resilience in the short term. With our board’s declaration of a total dividend of $0.50 for the September quarter, this will mark our 15th consecutive quarter of increasing shareholder distributions. Finally, this quarter we continued to strengthen our balance sheet, diversifying our capital sources by adding a new bank lender to our credit facility, while also continuing to add equity capital to the capital structure through our equity ATM program.”

First Quarter Fiscal Year Investment Activities
During the quarter ended June 30, 2019, the Company originated two new investments and two follow-on investments totaling $34.7 million in commitments. New investment transactions that occurred during the quarter ended June 30, 2019 are summarized as follows:
iEnergizer Limited, $15.0 million 1st Lien Senior Secured Debt: iEnergizer is a leading global provider of high value-added, multi-channel content transformation solutions and high margin business process outsourcing solutions.
Driven, Inc., $12.0 million 1st Lien Senior Secured Debt: Driven, Inc. is an eDiscovery consultancy and information management company that supports customers across the data life cycle primarily as it relates to litigation support.
Vistar Media Inc., $6.6 million add-on to 1st Lien Senior Secured Debt: Vistar Media is a digital marketing firm servicing the digital out-of-home advertising industry.
Zenfolio, Inc., $1.1 million add-on to 1st Lien Senior Secured Debt: Zenfolio, Inc. is a SaaS platform for professional and amateur photographers.
During the quarter ended June 30, 2019, the Company received full prepayment on one investment totaling $20.0 million.
Prism Spectrum Holdings LLC: Proceeds of $20.0 million, generating a realized gain of $0.2 million and an IRR of 10.9%.

First Fiscal Quarter 2020 Operating Results
For the quarter ended June 30, 2019, Capital Southwest reported total investment income of $15.8 million, compared to $14.3 million in the prior quarter. The increase in investment income was attributable to an increase in average debt investments outstanding.
For the quarter ended June 30, 2019, total operating expenses (excluding interest expense) were $4.3 million, compared to $3.8 million in the prior quarter. The increase in expenses was primarily due to a one-time expense related to the acceleration of restricted stock award vesting upon the retirement of an employee, payroll taxes related to the annual employee bonus payment, as well as employee recruiting costs for a new hire during the quarter.

For the quarter ended June 30, 2019, interest expense was $3.8 million, compared to $3.3 million in the prior quarter. The increase in interest expense was due to increased average debt outstanding on the revolving credit facility and the amortization of $0.2 million of remaining debt issuance costs associated with the ATM debt distribution agreement (as defined below).
For the quarter ended June 30, 2019, total pre-tax net investment income was $7.7 million, compared to $7.2 million in the prior quarter.
For the quarter ended June 30, 2019, tax expense remained flat at $0.3 million, as compared to the prior quarter.
During the quarter ended June 30, 2019, Capital Southwest recorded total net realized and unrealized losses on investments of $0.6 million, compared to total net realized and unrealized gains on investments of $3.6 million in the prior quarter. For the quarter ended June 30, 2019, this included total net realized gains on investments of $1.2 million and net unrealized depreciation on investments of $1.9 million, of which $1.7 million was the reversal of net unrealized appreciation recognized in prior periods due to realized gains noted above. The net increase in net assets resulting from operations was $6.7 million for the quarter, compared to $10.5 million in the prior quarter.
The Company’s NAV at June 30, 2019 was $18.58 per share, as compared to $18.62 at March 31, 2019. The decrease in NAV per share from the prior quarter is primarily due to the supplemental dividend of $0.10 per share.

Liquidity and Capital Resources
At June 30, 2019, Capital Southwest had approximately $12.0 million in unrestricted cash and money market balances, $151 million of total debt outstanding on its revolving credit facility and $75.4 million, net of unamortized debt issuance costs, of the December 2022 Notes outstanding. As of June 30, 2019, Capital Southwest had $140.6 million in available borrowings under the revolving credit facility. The debt to equity ratio at the end of the quarter was 0.69 to 1.
In December 2018, the Company entered into the Amended and Restated Senior Secured Revolving Credit Agreement (the "Amended and Restated Agreement"), and a related Amended and Restated Guarantee, Pledge and Security Agreement, to amend and restate its Senior Secured Revolving Credit Facility (the "Credit Facility"). The Amended and Restated Agreement (1) increased the total commitments by $60 million from $210 million to an aggregate total of $270 million, provided by a diversified group of nine lenders, (2) increased the Credit Facility's accordion feature to $350 million under the Credit Facility from new and existing lenders on the same terms and conditions as the existing commitments, (3) reduced the interest rate on borrowings from LIBOR plus 3.00% to LIBOR plus 2.50%, subject to certain conditions as outlined in the Amended and Restated Agreement, (4) reduced the minimum asset coverage with respect to senior securities representing indebtedness from 200% to 150% after the date on which such minimum asset coverage is permitted to be reduced by the Company under applicable law, and (5) extended the Credit Facility's revolving period from November 16, 2020 to December 21, 2022 and the final maturity was extended from November 16, 2021 to December 21, 2023.
On May 23, 2019, the Company entered into an Incremental Assumption Agreement, which increased the total commitments under the Credit Facility by $25 million. The increase was executed under the accordion feature of the Credit Facility and increased total commitments from $270 million to $295 million.
On June 11, 2018, the Company entered into an "At-The-Market" ("ATM") debt distribution agreement, pursuant to which it may offer for sale, from time to time, up to $50 million in aggregate principal amount of the December

2022 Notes through B. Riley FBR, Inc., acting as its sales agent. Sales of the December 2022 Notes may be made in negotiated transactions or transactions that are deemed to be "at the market offerings" as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on The Nasdaq Global Select Market, or similar securities exchanges or sales made through a market maker other than on an exchange at prices related to prevailing market prices or at negotiated prices.
During the three months ended June 30, 2019, the Company did not sell any December 2022 Notes. The Company has no current intention of issuing additional December 2022 Notes under this ATM debt distribution agreement. Therefore, during the three months ended June 30, 2019, the Company amortized $0.2 million of the remaining debt issuance costs associated with the ATM debt distribution agreement, which is included in interest expense in the Consolidated Statement of Operations.
On March 4, 2019, the Company entered into separate equity distribution agreements with certain sales agents through which it may offer and sell, from time to time, shares of its common stock having an aggregate offering price of up to $50,000,000 (the "Equity ATM Program"). During the quarter ended June 30, 2019, the Company sold 195,549 shares of its common stock under the Equity ATM Program at a weighted-average price of $21.66 per share, raising $4.2 million of gross proceeds. Net proceeds were $4.1 million after commissions to the sales agents on shares sold. Cumulative to date, the Company has sold 459,205 shares of its common stock under the Equity ATM Program at a weighted-average price of $21.55, raising $9.9 million of gross proceeds.
Additionally, I-45 SLF has total commitments outstanding of $165 million from a group of four bank lenders in its Deutsche Bank led credit facility, which is scheduled to mature in July 2022. As of June 30, 2019, I-45 SLF had $155 million in borrowings outstanding under its credit facility.

Share Repurchase Program
On January 25, 2016, Capital Southwest announced that its Board of Directors authorized the repurchase of up to $10.0 million of its common stock at prices below the Company’s net asset value per share as reported in its most recent financial statements. The Board authorized the share repurchase program because it believes that the Company’s common stock may be undervalued from time to time due to market volatility.
During the quarter ended June 30, 2019, the Company did not repurchase any shares of the Company's common stock under the share repurchase program. Cumulative to date, the Company has repurchased a total of 46,363 shares at an average price of $16.67 per share, including commissions paid. The Company currently has approximately $9.2 million available for additional repurchases under the program.

Declared Dividend of $0.50 Per Share for Quarter Ended September 30, 2019
On July 31, 2019, the Board declared total dividends of $0.50 per share for the quarter ended September 30, 2019, comprised of a Regular Dividend of $0.40 per share and a Supplemental Dividend of $0.10 per share.

The Company's dividend will be payable as follows:

September 30, 2019 Dividend

Amount Per Share: $0.50
Ex-Dividend Date: September 13, 2019
Record Date: September 16, 2019
Payment Date: September 30, 2019

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.
Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

First Quarter 2020 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, August 6, 2019, at 11:00 a.m. Eastern Time to discuss the first quarter 2020 financial results. You may access the call by dialing (866) 502-8274 and using the Conference ID 4229687 at least 10 minutes before the call. The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/3pc3miyc.
A telephonic replay will be available through August 13, 2019 by dialing (855) 859-2056 and using the Conference ID 4229687. An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended June 30, 2019 to be filed with the Securities and Exchange Commission and Capital Southwest’s First Fiscal Quarter 2020 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $329 million in net assets as of June 30, 2019. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2019 and subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	June 30,	March 31,
	2019	2019
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $334,669 and $305,596, respectively)	$331,045	$304,663
Affiliate investments (Cost: $80,790 and $79,277, respectively)	83,625	80,905
Control investments (Cost: $73,415 and $93,182, respectively)	118,821	138,503
Total investments (Cost: $488,874 and $478,055, respectively)	533,491	524,071
Cash and cash equivalents	11,969	9,924
Receivables:
Dividends and interest	10,105	9,252
Escrow	418	370
Other	1,099	1,244
Income tax receivable	143	183
Deferred tax asset	1,672	1,807
Debt issuance costs (net of accumulated amortization of $1,998 and $1,814, respectively)	3,401	3,364
Other assets	1,878	1,628
Total assets	$564,176	$551,843

Liabilities
Notes (Par value: $77,136 and $77,136, respectively)	$75,440	$75,099
Credit facility	151,000	141,000
Other liabilities	5,688	6,708
Accrued restoration plan liability	3,048	3,073
Deferred income taxes	186	—
Total liabilities	235,362	225,880

Commitments and contingencies (Note 11)

Net Assets
Common stock, $0.25 par value: authorized, 25,000,000 shares; issued, 20,036,569 shares at June 30, 2019 and 19,842,528 shares at March 31, 2019	5,009	4,961
Additional paid-in capital	285,925	281,205
Total distributable earnings	61,817	63,734
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	328,814	325,963
Total liabilities and net assets	$564,176	$551,843
Net asset value per share (17,697,057 shares outstanding at June 30, 2019 and 17,503,016 shares outstanding at March 31, 2019)	$18.58	$18.62

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended
	June 30,
	2019	2018
Investment income:
Interest income:
Non-control/Non-affiliate investments	$9,031	$6,032
Affiliate investments	2,050	1,452
Control investments	265	159
Dividend income:
Non-control/Non-affiliate investments	87	23
Affiliate investments	19	38
Control investments	3,913	3,014
Interest income from cash and cash equivalents	16	4
Fees and other income	418	385
Total investment income	15,799	11,107
Operating expenses:
Compensation	2,021	1,910
Share-based compensation	837	475
Interest	3,806	2,373
Professional fees	626	488
Net pension expense	36	40
General and administrative	789	825
Total operating expenses	8,115	6,111
Income before taxes	7,684	4,996
Income tax expense	324	379
Net investment income	$7,360	$4,617

Realized gain
Non-control/Non-affiliate investments	$1,049	$200
Affiliate investments	1	—
Control investments	167	18,619
Total net realized gain on investments before income tax	1,217	18,819

Net unrealized (depreciation) appreciation on investments
Non-control/Non-affiliate investments	(2,972)	4,532
Affiliate investments	1,206	(671)
Control investments	85	(15,963)
Income tax (provision) benefit	(183)	319
Total net unrealized (depreciation) appreciation on investments, net of tax	(1,864)	(11,783)

Net realized and unrealized (losses) gains on investments	$(647)	$7,036

Net increase in net assets from operations	$6,713	$11,653

Pre-tax net investment income per share - basic and diluted	$0.44	$0.31
Net investment income per share – basic and diluted	$0.42	$0.29
Net increase in net assets from operations – basic and diluted	$0.38	$0.72
Weighted average shares outstanding – basic	17,535,924	16,180,291
Weighted average shares outstanding – diluted	17,535,924	16,201,443